Exhibit 19.1

Policy Name	Insider Trading Policy	Approval Date	April 29, 2026

Contents

1. PURPOSE2

2. SCOPE 2

3. GOVERNING REGULATIONS, APPLICABLE POLICIES OR PROCEDURES3

4. ROLES & RESPONSIBILITIES3

5. KEY DEFINITIONS3

6. POLICY CONTENT5

6.1. Transactions Under Company Plans7

6.2. Additional Prohibited Transactions8

7. EXCEPTIONS TO THE POLICY10

8. RECORD RETENTION10

APPENDIX A 10

APPENDIX B – Additional Information For Directors, Senior Officers and Designated Employees Regarding Quarterly Blackouts and Special Blackouts10

APPENDIX C – Sample Email Re: Quarterly Blackouts12

APPENDIX D – Sample Email Re: Special Blackouts13

1.	PURPOSE

HoldCo is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”).

The purchase or sale of HoldCo securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in HoldCo’s securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip and/or provide Material Nonpublic Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors of HoldCo (the “Board”) has adopted this Insider Trading Policy (the “Policy”) both to satisfy HoldCo’s obligation to prevent insider trading and to help MCB’s personnel avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with MCB (not just MCB’s senior officers, executives or directors).

The consequences of an insider trading violation can be severe:

Traders and Tippers. MCB personnel who trade on insider information, or who tip information to a person who then trades (even if HoldCo insider does not trade and does not profit from the tippee’s trading), may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided;
●	A criminal fine of up to $5,000,000 (regardless of the size of the profit gained or loss avoided); and
●	A jail term of up to 20 years.

“Controlling Persons”. Based on a HoldCo insider’s unlawful trading or tipping, MCB and its supervisory personnel may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of HoldCo insider’s violation; and
●	A criminal penalty of up to $5,000,000 for an individual or $25,000,000 for MCB.

All MCB employees and third-party resources engaged by MCB must comply with the terms of this Policy to the degree applicable to them.

2.	SCOPE

No director, officer or other employee of MCB (references to MCB herein include the Bank and other subsidiaries of HoldCo or the Bank) who is aware of Material Nonpublic Information relating to MCB may, directly or through family members or other persons or entities, (a) buy or sell securities of HoldCo (other than pursuant to a pre-approved trading plan that complies with SEC

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Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside MCB, including family and friends. In addition, no director, officer or other employee of MCB who, in the course of working for MCB, learns of Material Nonpublic Information about a company with which MCB does business, including a customer or supplier of MCB, may trade in that company’s securities until the information becomes public or is no longer material.

For the avoidance of doubt, even when a Quarterly or Special Blackout Period is not in place, any person who possesses Material Nonpublic Information regarding MCB is prohibited from entering into transactions involving HoldCo’s stock until such information becomes available to the public.

3.	GOVERNING REGULATIONS, APPLICABLE POLICIES OR PROCEDURES

The Policy is intended to align with all applicable laws, rules, and regulations, including but not limited to the Insider Trading and Securities Enforcement Act of 1988 (the “Enforcement Act”) and the Exchange Act.

4.	ROLES & RESPONSIBILITIES

Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee The key roles and responsibilities for the administration of this Policy are summarized below:

Role	Responsibilities
Legal Department
•
Notify directors, Senior Officers and Designated Employees regarding the commencement and termination of Quarterly Blackout Periods and Special Blackout Periods.
•
Determine the employees or individuals outside of the Bank’s Accounting, Financial Reporting, Treasury and Legal Departments who are Designated Employees in accordance with the provisions of this Policy.
•
Undertake such other determinations, evaluations, consultation and coordination as may be prescribed by this Policy.

Corporate Secretary
•
Receive pre-notification of transactions in HoldCo securities by directors, Senior Officers and Designated Employees and take the appropriate steps in response thereto as outlined in this Policy., including coordinating applicable SEC filings and other notifications.
•
Provide guidance to any person who has a question about this Policy or its application to any proposed transaction.

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5.	KEY DEFINITIONS

Term	Key Definition
Business Partners	• Other companies or entities with whom HoldCo and/or the Bank (or any of their subsidiaries) conduct business, including but not limited to customers, vendors, suppliers or acquisition candidates.
Designated Employees
•
All employees that work in the Bank’s Accounting, Financial Reporting, Treasury, and Legal Departments, and any other employee or individual contracted by MCB designated by the Legal Department from time to time as a Designated Employee owing to his or her access and proximity to Material Nonpublic Information about MCB by virtue of his or her role, job duties or position with MCB, as may be the case.

Material Information
•
Any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about MCB. Examples of information that ordinarily could be regarded as material include, but are not limited to, the following:
o
Projections of future earnings or losses, or other earnings guidance;
o
Earnings that are inconsistent with the consensus expectations of the investment community;
o
Financial or accounting problems;
o
Significant non-recurring gains or losses;
o
Events that could result in restating financial information;
o
A pending or proposed merger, acquisition or tender offer;
o
A pending or proposed acquisition or disposition of a significant asset;
o
Events relating to HoldCo’s securities (e.g., a change in dividend policy, the declaration of a stock split, an offering of additional securities, a stock repurchase program, a stock or debt offering, defaults on senior securities, calls of securities for redemption, or changes to the rights of security holders);

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Term	Key Definition

o
Any event requiring the filing or furnishing of a Form 8-K;
o
Significant litigation or regulatory events;
o
A change in auditors or auditor notification that HoldCo may no longer rely on an auditor’s audit report;
o
New products or discoveries, or developments regarding customers or suppliers;
o
Bankruptcies or receiverships; and
o
Changes in management.

Material Nonpublic Information
•
Material Information that has not been disclosed to the public. For information to be considered public, there should be some evidence that it has been widely disseminated and that the investing public has had time to absorb the information.

Quarterly Blackout Period
•
Each period commencing with the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December 20) and ending at the opening of the market on the second business day following the public release of HoldCo’s financial information for that quarter.

Senior Officers	• All employees holding the title Senior Vice President or above.
Special Blackout Period
•
A period of time during which it has been determined, based upon consultation with outside counsel, that directors, Senior Officers and Designated Employees should be and are prohibited from engaging in any transaction involving HoldCo’s securities

6.	POLICY CONTENT

Policy Regarding the Confidentiality of MCB Information and the Disclosure of Information to Others. MCB personnel should not discuss internal matters or developments with anyone outside of the company, except as required in the performance of regular corporate duties. MCB personnel with knowledge of Material Nonpublic Information should only disclose such information to other such personnel on a need-to-know basis. HoldCo is required under Regulation FD of the SEC to avoid the selective disclosure of Material Nonpublic Information. MCB maintains a Fair Disclosure Policy and has established procedures for releasing Material Nonpublic Information in a manner designed to achieve broad public dissemination of the information

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immediately upon its release. Personnel may not, therefore, disclose information to anyone outside the company, this includes on social media pages, in an internet “chat room” or similar internet-based forum, even if access is limited.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of Material Nonpublic Information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the opening of the market on the second business day after the information is released. If, for example, MCB were to make an announcement on a Monday, you should not trade in HoldCo’s securities until Wednesday. If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

Transactions by Family Members. This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in HoldCo securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in HoldCo securities). You are responsible for the transactions of these and other persons, and therefore should make them aware of the need to confer with you before they trade in HoldCo’s securities.

Applicability of Policy to Inside Information Regarding Other Companies. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies and entities, including MCB’s Business Partners when that information is obtained in the course of employment with, or other services performed on behalf of, MCB. Civil and criminal penalties and termination of employment may result from trading on Material Nonpublic Information regarding other companies and entities, including MCB’s Business Partners, when that information is obtained in the course of employment with, or other services performed on behalf of, MCB. All employees should treat Material Nonpublic Information of other companies or entities, and particularly MCB’s Business Partners, so acquired with the same care required with respect to information related directly to MCB.

Quarterly Blackout Periods Relating to Earnings Releases; Notice to the Corporate Secretary. As a precaution, directors, Senior Officers and Designated Employees are specifically prohibited from engaging in any transaction involving a purchase or sale of HoldCo’s securities during any Quarterly Blackout Period. Further information regarding this portion of the Policy is set forth in Appendix B hereto, which is incorporated herein and made a part of this Policy. Appendix B also contains a requirement for directors, Senior Officers and Designated Employees to notify the Corporate Secretary in writing prior to engaging in any transactions of HoldCo’s common stock. The timing of the notification should provide sufficient opportunity for MCB to assess the circumstances and assure compliance with the prohibition on trading during Quarterly and Special Blackout Periods or while in possession of Material Nonpublic Information (e.g., pre-market on the day that the directors, Senior Officers or Designated Employee intends to trade). An email,

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substantially in the form set forth in Appendix C to this Policy, will be sent to each director, Senior Officer and Designated Employee confirming the commencement of the Quarterly Blackout Period.

Special Blackout Periods. Events may occur or circumstances may exist outside of Quarterly Blackout Periods during which MCB determines, at the direction of MCB’s General Counsel and based upon consultation with outside counsel, that directors, Senior Officers and Designated Employees should not engage in any transaction involving a purchase or sale of HoldCo’s securities. In such cases, an email substantially in the form set forth in Appendix D to this Policy will be sent to each director, Senior Officer and Designated Employee notifying them of the commencement of a Special Blackout Period. MCB may keep a Special Blackout Period in place for a reasonable period time after the information becomes public to allow market participants sufficient opportunity to absorb the Material Information that prompted such Special Blackout Period. A Special Blackout Period will remain in effect until MCB’s Legal Department announces that it has been lifted.

6.1.Transactions Under Company Plans

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have MCB withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock following exercise or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have MCB withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of vested restricted stock.

401(k) Plan. You may not (i) initiate a transfer of funds into or out of HoldCo stock fund or (ii) elect to invest, change an investment election in or change the amount invested in HoldCo stock through the Bank’s 401(k) plan while in possession of Material Nonpublic Information regardless of whether or not a Quarterly or Special Blackout Period is in effect. In addition, directors, Senior Officers and Designated Employees may not (i) initiate a transfer of funds into or out of HoldCo stock fund or (ii) elect to invest, change an investment election in or change the amount invested in HoldCo stock through the Bank’s 401(k) plan while a Quarterly or Special Blackout Period is in effect. However, this Policy does not apply to purchases of HoldCo stock in HoldCo stock fund in the 401(k) Plan made on your behalf via automatic payroll deductions pursuant to a prior election.

Dividend Reinvestment Plan. This Policy does not apply to purchases of HoldCo stock under MCB’s dividend reinvestment plan resulting from the automatic reinvestment of dividends paid on HoldCo stock. You may not, however, (i) make voluntary purchases of HoldCo stock resulting from additional contributions you choose to make to the dividend reinvestment plan or (ii) elect to participate in the plan or increase your level of participation in the plan while in possession of Material Nonpublic Information regardless of whether or not a Quarterly or Special Blackout Period is in effect. In addition, directors, Senior Officers and Designated Employees may not

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(i) make voluntary purchases of HoldCo stock resulting from additional contributions made to plan or (ii) elect to participate, change an election in or change the amount contributed to HoldCo stock through the plan while a Quarterly or Special Blackout Period is in effect. This Policy also applies to your sale of any HoldCo stock purchased pursuant to the plan.

Employee Stock Purchase Plan. This Policy does not apply to purchases of HoldCo stock under any employee stock purchase plan offered by MCB resulting from your periodic, automatic payroll contributions to the plan. You may not, however, (i) elect to participate, change an election in or change the amount contributed to the plan while a Quarterly or Special Blackout Period is in effect or (ii) elect to participate in the plan or increase your level of participation in the plan while in possession of Material Nonpublic Information regardless of whether or not a Quarterly or Special Blackout Period is in effect.

Company Stock Repurchases.

A.	From time to time, HoldCo may engage in transactions in its own securities. The provisions of this Policy apply generally to HoldCo and its transactions in its own securities, including that HoldCo will not engage in transactions in HoldCo’s securities while aware of Material Nonpublic Information relating to MCB or HoldCo’s securities. Moreover, the considerations regarding when information is “public” as described in this Policy apply generally to HoldCo and any transactions in its own securities.
B.	Consistent with the provisions of this Policy described below related to 10b5-1 plans, HoldCo may purchase HoldCo’s securities pursuant to a Board-approved and then-currently effective stock repurchase program during a Quarterly or Special Blackout Period in accordance with a Rule 10b5-1 plan, provided that HoldCo must first determine that (i) it is not in possession of Material Nonpublic Information that prohibits the entry into a Rule 10b5-1 plan, and is not already in a Quarterly or Special Blackout Period; (ii) it is not currently in the process of conducting a transaction or series of related transactions that have not been publicly disclosed and which, if consummated, would likely have a material impact on the financial condition, results of operations of MCB or otherwise be material to MCB; and (iii) it has sought the advice of any advisors as it shall deem appropriate.
6.2.Additional Prohibited Transactions

It is improper and inappropriate for any director, officer or other employee of MCB to engage in short-term or speculative transactions in HoldCo’s securities. It is, therefore, MCB’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading. An employee’s short-term trading of HoldCo’s securities may be distracting to the employee and may unduly focus the employee on HoldCo’s short-term stock market performance instead of MCB’s long-term business objectives. For these reasons and to comply with Section 16(b) of the Exchange Act prohibiting short-swing profit transactions, any director, Senior Officer or Designated Employee of MCB who purchases HoldCo securities in the open market may not sell any company securities of the same class during the six months following the purchase or purchase any company securities of the same class during the six months following the sale.

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Short Sales. Short sales of HoldCo’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in MCB or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve MCB’s performance. For these reasons, short sales of HoldCo’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Senior Officers and directors from engaging in short sales.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in HoldCo securities and, as a result, the pledgor may be subject to liability under insider trading laws. Therefore, directors, Senior Officers and Designated Employees are prohibited from holding HoldCo securities in a margin account or pledging HoldCo securities as collateral for a loan. An exception to this prohibition may be granted by approval of the Board.

Hedging and Other Derivative Transactions. Directors, officers, and employees are also prohibited from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of HoldCo common stock or engaging in speculative transactions in derivatives of HoldCo’s securities, such as puts, calls, options (other than those granted under MCB’s benefit plans) or other derivatives.

Post-Termination Transactions. This Policy continues to apply to your transactions in HoldCo securities even after you have terminated employment or directorship. If you are in possession of Material Nonpublic Information when your employment or directorship terminates, you may not trade in HoldCo securities until that information has become public or is no longer material.

Pre-Clearance for Rule 10b5-1 Plans. Directors and Senior Officers may not implement a trading plan which meets the requirements of SEC Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications) at any time without prior notification to the Corporate Secretary. Directors and Senior Officers may only enter into a trading plan (or cancel, amend or change an existing trading plan) when they are not in possession of Material Nonpublic Information. In addition, directors and Senior Officers may not enter into a trading plan (or cancel, amend or change and existing trading plan) during a Quarterly Blackout Period or a Special Blackout Period. Once notification of a trading plan has been provided (and provided that MCB had sufficient time to evaluate the plan and the circumstances), and assuming the plan complies with SEC Rule 10b5-1, including that the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts, trades made pursuant to the plan will not require further approval. For the purposes of this Policy, a change or amendment to an existing trading plan is deemed to constitute the entry into a new trading plan, and requires advance notification. Transactions conducted under a trading plan must be promptly reported to the Corporate Secretary who will prepare or cause to be prepared, the necessary Form 4. Further, certain information regarding the trading plan will be required to be disclosed in HoldCo’s SEC filings, including a description of the material terms of such trading plan.

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7.	EXCEPTIONS TO THE POLICY

There are no exceptions to complying with this Policy. MCB expects the strictest compliance with this Policy by all personnel at every level. Failure to comply with this Policy may result in severe legal difficulties for you, as well as for MCB. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve MCB’s reputation for adhering to the highest standard of conduct.

A failure to follow both the letter and the spirit of this Policy shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish MCB’s and an individual’s reputation and irreparably damage a career.

8.	RECORD RETENTION

Any records created as a result of this Policy should be held pursuant to the Bank’s Record Retention Program as described in the Data Management Policy.

APPENDIX A

APPENDIX B – Additional Information For Directors, Senior Officers and Designated Employees Regarding Quarterly Blackouts and Special Blackouts

HoldCo is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Exchange Act. Pursuant to the Exchange Act, HoldCo files periodic reports and proxy statements with the SEC. The Bank is HoldCo’s wholly owned subsidiary.

As a public company, the directors, officers and employees of MCB have a responsibility not to participate in the market for HoldCo’s common stock while in possession of “Material Nonpublic Information” about MCB. Under the Enforcement Act, MCB can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading. Efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area. Executive officers and directors of MCB are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of HoldCo common stock.

MCB has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors. This Appendix B addresses additional restrictions that are applicable only to Directors, Senior Officers and Designated Employees of MCB.

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Additional Restrictions on Purchases and Sales during Certain “Blackout” Periods

The following additional procedures with respect to the participation in the market for HoldCo’s common stock by the directors, Senior Officers and Designated Employees of MCB have been adopted by the Board of Directors in order to assure compliance with the federal securities laws. It should be emphasized that these procedures are designed to: (i) avoid even the appearance of trading on insider information, (ii) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws, and (iii) enable MCB to assure that the insider trading reporting requirements of Section 16 of the Exchange Act are being complied with. This is in addition to the general prohibition on participation in the market for the common stock while in possession of Material Nonpublic Information, regardless of the time period.

The following procedures must be followed by directors, Senior Officers and Designated Employees:

A.	Quarterly Blackout Periods. During the period commencing on the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December 20) and ending at the opening of the market on the second business day following the public release of HoldCo’s financial results for the quarter or year-end, directors, Senior Officers and Designated Employees must refrain from participating, directly or indirectly, in the market for HoldCo’s common stock. The prohibition on trading during a Quarterly Blackout Period is in addition to the general prohibition, which could apply at any time during the year, on trading while in possession of Material Nonpublic Information regarding MCB.
B.	Special Blackout Periods. All directors, Senior Officers and Designated Employees must also refrain from participating, directly or indirectly, in the market for HoldCo’s common stock when a Special Blackout Period has been declared. The prohibition on trading during a Special Blackout Period is in addition to the general prohibition, which could apply at any time during the year, on trading while in possession of Material Nonpublic Information regarding MCB.
C.	Pre-Clearance of all Trades. Prior to the execution, or the placing, of any order with respect to, or any trades in, HoldCo’s common stock, the Corporate Secretary must be notified in writing. The timing of the notification should provide sufficient opportunity for MCB to assess the circumstances and assure compliance with the prohibition on trading during Quarterly and Special Blackout Periods or while in possession of Material Nonpublic Information (e.g., pre-market on the day that the directors, Senior Officers or Designated Employee intends to trade), as well as the reporting obligations (e.g., Forms 4 and 5 under Section 16(a) of the federal securities laws) relating to changes in the stock ownership by executive officers and directors.

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APPENDIX C – Sample Email Re: Quarterly Blackouts

Subject: Metropolitan Bank Holding Corp. Quarterly Blackout Period

This email is to inform you that the quarterly blackout period for the current quarter is now in effect and you are restricted from trading in Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction in accordance with MCB’s Insider Trading Policy. If you currently have an outstanding standing order, you must immediately terminate such order. This restriction will last at least until the opening of the market on the second business day following the public release of Metropolitan Bank Holding Corp.’s [first/second/third/fourth] quarter [year] earnings. You will be informed of the exact date on which this Quarterly Blackout Period will end.

Blackout Periods

As a Senior Officer, director or Designated Employee of Metropolitan Commercial Bank and/or Metropolitan Bank Holding Corp. (the “Company”), you are restricted from trading Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction during certain times of the year in accordance with MCB’s Insider Trading Policy. The purpose of these restrictions is to avoid insider trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

MCB will enforce a Quarterly Blackout Period in conjunction with fiscal quarter and fiscal year earnings reporting, or a Special Blackout Period when a developing material event or potential material event has not been made public.

Code of Conduct and Insider Trading Policy

Please refer to MCB’s Code of Conduct and Insider Trading Policy for further information and remember that you are prohibited from using or sharing Material Nonpublic Information for stock trading purposes or for any other purpose except to conduct MCB’s business. Once this Quarterly Blackout Period ends, you are still subject to the normal rules requiring pre-clearance of transactions in HoldCo’s securities.

It is your responsibility to ensure that you are at all times in compliance with MCB’s Code of Conduct and Insider Trading Policy. For definitions of the capitalized terms used but not defined herein, please refer to MCB’s Insider Trading Policy.

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APPENDIX D – Sample Email Re: Special Blackouts

Subject: Metropolitan Bank Holding Corp. Special Blackout Period

This email is to inform you that, based on consultation with counsel, a Special Blackout Period is now in effect and you are restricted from trading in Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction in accordance with MCB’s Insider Trading Policy. If you currently have an outstanding standing order, you must immediately terminate such order. You will be informed of the exact date on which this Special Blackout Period will end.

Blackout Periods

As a Senior Officer, director or Designated Employee of Metropolitan Commercial Bank and/or Metropolitan Bank Holding Corp. (the “Company”), you are restricted from trading Metropolitan Bank Holding Corp. common stock or initiating any other prohibited transaction during certain times of the year in accordance with MCB’s Insider Trading Policy. The purpose of these restrictions is to avoid insider trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

MCB will enforce a Quarterly Blackout Period in conjunction with fiscal quarter and fiscal year earnings reporting, or a Special Blackout Period when a developing material event or potential material event has not been made public.

Code of Conduct and Insider Trading Policy

Please refer to MCB’s Code of Conduct and Insider Trading Policy for further information and remember that you are prohibited from using or sharing Material Nonpublic Information for stock trading purposes or for any other purpose except to conduct MCB’s business. Once this Special Blackout Period ends, you are still subject to the normal rules requiring pre-clearance of transactions in HoldCo’s securities.

It is your responsibility to ensure that you are at all times in compliance with MCB’s Code of Conduct and Insider Trading Policy. For definitions of the capitalized terms used but not defined herein, please refer to MCB’s Insider Trading Policy.

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